Exhibit 99.1

NEWS Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES SECOND QUARTER RESULTS

•	Net sales of $286.0 million decreased 27% compared to prior year pro forma net sales primarily due to volume declines resulting from the impact of COVID-19

•	GAAP net loss of $7.7 million or $0.43 per diluted share; non-GAAP earnings of $3.7 million or $0.21 per diluted share

•	Adjusted EBITDA of $32.1 million in line with guidance

•	Affirms full year 2020 guidance of more than $200 million of adjusted EBITDA

•	Solid cash flow from operations of $24.5 million doubles year-to-date operating cash flow to $44.7 million compared to $22.4 million in the prior year

August 5, 2020

CONSHOHOCKEN, PA – Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton) (NYSE: KWR) today announced second quarter results and provided an update regarding the impact of the COVID-19 pandemic on the Company. Second quarter of 2020 net sales were $286.0 million, an increase of 39% compared to the second quarter of 2019. The increase was driven by additional net sales due to the Company’s August 1, 2019 combination with Houghton International, Inc. (“Houghton”), which we refer to as “the Combination”, as well as its October 1, 2019 acquisition of the operating divisions of Norman Hay plc (“Norman Hay”). Current quarter net sales declined approximately 27% compared to the prior year second quarter pro forma net sales of $390 million, which are adjusted to include the results of Houghton as well as certain other pro forma adjustments including the elimination of results associated with divested product lines. This quarter-over-quarter decline from pro forma net sales was primarily attributed to lower volumes reflecting the impact from COVID-19 on global industrial production and the negative impact from foreign currency translation which was partially offset by additional net sales from Norman Hay.

The Company had a net loss in the second quarter of 2020 of $7.7 million or $0.43 per diluted share, compared to prior year second quarter net income of $15.6 million or $1.17 per diluted share. The Company’s current quarter net loss was primarily driven by the negative impact of COVID-19. Excluding costs associated with the Combination and other non-core items in each period, the Company’s second quarter of 2020 non-GAAP earnings per diluted share were $0.21 compared to $1.56 in the prior year second quarter. The Company’s current quarter adjusted EBITDA of $32.1 million increased slightly compared to $31.4 million in the second quarter of 2019 primarily due to the Combination and inclusion of Norman Hay, largely offset by the impacts of COVID-19. The current quarter adjusted EBITDA of $32.1 million decreased approximately 44% compared to pro forma prior year second quarter adjusted EBITDA of approximately $57 million, primarily due to the negative impacts of COVID-19, partially offset by the benefits of cost synergies realized from the Combination as well as the benefit of Norman Hay in the current quarter.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “For Quaker Houghton, our top priority is to protect the health and safety of our employees and our customers, while ensuring business continuity to meet our customers’ needs. All of our 34 plants are operating and we have been able to satisfy all of our customers’ requirements. Our current quarter adjusted EBITDA was consistent with our guidance of being down nearly half of our first quarter adjusted EBITDA. We saw a 27% decline in our global revenue from pro forma second quarter 2019 net sales. All four segments showed significant declines in pro forma net sales due to COVID-19, with the Americas being the most impacted and Asia/Pacific being the least impacted. April and May were the worst months of the quarter as many customers globally were shutdown or operating at reduced rates, especially in the automotive sector. In June, we began to see our net sales increase in all business segments. Despite the poor quarter due to COVID-19, we did generate cash as expected and reduced our net debt by $13 million compared to the first quarter. Other positives include integration cost savings of $12 million, expanded product margins of 2%, and market share gains of 2% in the current quarter.”

Mr. Barry continued, “Looking forward, we expect gradual sequential improvement as we progress through the second half of the year and we are already seeing this to-date since the low point in April and May. While we are not providing specific guidance given the current economic uncertainty caused by COVID-19, we do continue to expect our full year adjusted EBITDA to be more than $200 million in 2020. Further, we do not expect to have any liquidity or bank covenant issues. Overall, our integration synergies, additional cost savings actions, improvement in product margins, and good cashflows are expected to continue to help us during this challenging time. As we look forward to 2021 and 2022, we expect to achieve significant increases in our adjusted EBITDA as we complete our integration cost synergies, continue to take share in the marketplace, and benefit from a projected gradual rebound in demand in our end markets over this period.”

Second Quarter 2020 Consolidated Results

Net sales were $286.0 million in the second quarter of 2020 compared to $205.9 million in the second quarter of 2019. The net sales increase of 39% quarter-over-quarter includes additional net sales from Houghton and Norman Hay of $142.5 million. Excluding Houghton and Norman Hay net sales, current quarter net sales would have declined approximately 30%, primarily driven by a decrease in sales volumes of approximately 27% and a negative impact from foreign currency translation of 4% partially offset by an increase from price and product mix of 1%. The primary driver of the volume decline in the current quarter was the negative impact of COVID-19 on global production levels.

Gross profit in the second quarter of 2020 increased $22.2 million compared to the second quarter of 2019 primarily due to Houghton and Norman Hay sales, noted above. The Company’s gross margin in the current quarter was 34.0% compared to 36.5% in the second quarter of 2019. This decrease in gross margin quarter-over-quarter was primarily due to significantly lower volumes in the current quarter and the related impact from fixed manufacturing costs, as well as price and product mix largely due to lower gross margins in the legacy Houghton business, partially offset by certain cost of goods sold (“COGS”) decreases as a result of the Company’s progress on Combination-related logistics and procurement cost savings initiatives.

Selling, general and administrative expenses (“SG&A”) in the second quarter of 2020 increased $36.6 million compared to the second quarter of 2019 due primarily to additional SG&A from Houghton and Norman Hay. This increase was partially offset by lower SG&A due to foreign currency translation, the impact of the sales decline on direct selling costs, lower incentive compensation on reduced Company performance, the impact of COVID-19 cost savings actions, including lower travel expenses, and the benefits of realized cost savings associated with the Combination.

During the second quarter of 2020, the Company incurred $8.0 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration activities. Comparatively, the Company incurred $4.6 million of expenses in the prior year second quarter, primarily due to various professional fees related to integration planning and regulatory approval.

The Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. The Company expects reductions in headcount and site closures under this program to continue during 2020 and 2021. During the second quarter of 2020, the Company recorded additional restructuring and related charges of $0.5 million related to this program. There were no comparable restructuring charges in the prior year second quarter.

Operating income in the second quarter of 2020 was $2.2 million compared to $20.5 million in the second quarter of 2019. Excluding the Combination, integration and other acquisition-related expenses, restructuring and related charges, and other expenses that are not indicative of the Company’s future operating performance, the Company’s current quarter non-GAAP operating income decreased to $11.2 million compared to $25.5 million in the prior year quarter, primarily due to the negative impact of COVID-19, which more than offset the added net sales and operating income from Houghton and Norman Hay and the benefits from cost savings related to the Combination. The Company estimates that it has realized approximately $12 million of cost savings related to the Combination during the second quarter of 2020, increasing its synergies realized in 2020 to $22 million, and its cumulative synergies realized since closing of the Combination to approximately $29 million.

Other expense, net, was $1.0 million in the second quarter of 2020 compared to other income, net, of less than $0.1 million in the prior year second quarter. The quarter-over-quarter change to other expense, net, was driven by higher foreign currency transaction losses in the second quarter of 2020 as compared to the prior year second quarter, partially offset by lower expenses from the non-service components of pension and postretirement benefit costs.

Interest expense, net, increased $6.1 million compared to the prior year second quarter primarily due to additional borrowings under the Company’s term loans and revolving credit facility to finance the closing of the Combination.

The Company’s effective tax rates for the second quarters of 2020 and 2019 were an expense of 57.9% and 24.2%, respectively. The Company’s current quarter effective tax rate was driven by the impact of certain tax charges in the current period relating to changes in the valuation allowance for foreign tax credits acquired with the Combination and additional charges for uncertain tax positions taken resulting from certain foreign tax audits combined with pre-tax losses as a result of the negative impacts of COVID-19. Excluding the impact of all non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for the second quarters of 2020 and 2019 would have been approximately 18% and 22%, respectively.

Equity in net income of associated companies increased $0.5 million in the second quarter of 2020 compared to the second quarter of 2019, primarily due to additional earnings from Houghton’s 50% interest in a joint venture in Korea and higher earnings in the current quarter from the Company’s interest in a captive insurance company.

Foreign exchange negatively impacted the Company’s second quarter results by approximately $0.11 per diluted share, primarily due to approximately $1.9 million of higher foreign exchange transaction losses quarter-over-quarter as well as the negative impact from foreign currency translation on earnings due to the strengthening of the U.S. dollar against certain major foreign currencies in the current quarter.

First Six Months 2020 Consolidated Results

Net sales were $664.6 million in the first six months of 2020 compared to $417.1 million in the first six months of 2019. The net sales increase of 59% year-over-year includes additional net sales from Houghton and Norman Hay of $332.8 million. Excluding Houghton and Norman Hay net sales, current year net sales would have declined approximately 20%, primarily driven by a decrease in sales volumes of approximately 16%, a negative impact from foreign currency translation of 3% and a decrease from price and product mix of 1%. Consistent with the second quarter of 2020 description above, the primary driver of the volume decline in the current year was the negative impact of COVID-19 on global production levels.

Gross profit in the first six months of 2020 increased $80.3 million compared to the first six months of 2019 primarily due to the inclusion of Houghton and Norman Hay sales. The Company’s gross margin in the current year was 34.8% compared to 36.2% in 2019. This decrease in gross margin year-over-year was primarily the result of the same drivers described in the second quarter description noted above.

SG&A in the first six months of 2020 increased $83.9 million compared to the first six months of 2019 due primarily to additional SG&A from Houghton and Norman Hay, partially offset by the same drivers described in the second quarter description noted above.

During the first six months of 2020, the Company incurred $15.9 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration activities. Comparatively, the Company incurred $9.1 million of expenses in the prior year, primarily due to various professional fees related to integration planning and regulatory approval for the Combination.

As noted above, the Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. During the first six months of 2020, the Company recorded additional restructuring and related charges of $2.2 million related to this program. There were no comparable restructuring charges in the prior year.

During the first quarter of 2020, the Company recorded a $38.0 million non-cash impairment charge to write down the value of certain indefinite-lived intangible assets associated with the Combination. This non-cash impairment charge is related to certain acquired Houghton trademarks and tradenames and is primarily the result of the current year negative impacts of COVID-19 on their estimated fair values. There were no impairment charges in the second quarter of 2020 or in the prior year.

Operating loss in the first six months of 2020 was $10.2 million compared to operating income of $40.4 million in the first six months of 2019. Excluding the Combination, integration and other acquisition-related expenses, restructuring and related charges, the non-cash indefinite-lived intangible asset impairment charge, and other expenses that are not indicative of the Company’s future operating performance, the Company’s non-GAAP operating income of $47.2 million for the first six months of 2020 decreased compared to $49.8 million in the prior year period, primarily due to lower volumes from the negative impact of COVID-19, which more than offset the added net sales and operating income from Houghton and Norman Hay and the benefits from cost savings related to the Combination.

Other expense, net, was $22.2 million in the first six months of 2020 compared to $0.6 million in the prior year. The year-over-year increase in other expense, net was primarily due to a first quarter of 2020 non-cash pension plan settlement charge of $22.7 million associated with the termination of the legacy Quaker U.S. Pension Plan.

Interest expense, net, increased $13.8 million in the first six months of 2020 compared to the prior year primarily due to additional borrowings under the Company’s term loans and revolving credit facility to finance the closing of the Combination.

The Company’s effective tax rates for the first six months of 2020 and 2019 were a benefit of 20.7% and expense of 25.4%, respectively. The Company’s current year effective tax rate was impacted by the tax effect of certain one-time pre-tax costs as well as certain one-time tax charges and benefits in the current period, including those related to changes in the valuation allowance for foreign tax credits acquired with the Combination, tax law changes, additional charges for uncertain tax positions taken resulting from certain foreign tax audits, and the tax impact of the Company’s termination of its legacy Quaker U.S. pension plan. Comparatively, the prior year effective tax rate was primarily impacted by certain non-deductible costs associated with the Combination, partially offset by a favorable shift in earnings to entities with lower tax rates. Excluding the impact of all non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for the first six months of 2020 and 2019 would have been approximately 21% and 23%, respectively.

Equity in net income of associated companies increased $0.7 million in the first six months of 2020 compared to the first six months of 2019, primarily due to additional earnings from Houghton’s 50% interest in a joint venture in Korea partially offset by lower earnings as compared to the prior year period from the Company’s interest in a captive insurance company.

Foreign exchange negatively impacted the Company’s first six months of 2020 results by approximately $0.11 per diluted share, primarily due to approximately $0.8 million of higher foreign exchange transaction losses year-over-year as well as the negative impact from foreign currency translation due to the strengthening of the U.S. dollar in the current year period.

Cash Flow and Liquidity Highlights

The Company had net operating cash flow of approximately $24.5 million during the second quarter of 2020, increasing its year-to-date net operating cash flow to $44.7 million in the first six months of 2020, compared to $22.4 million in the first six months of 2019. The $22.3 million increase in net operating cash flow year-over-year was primarily driven by additional earnings from Houghton and Norman Hay as well as releases in working capital due to the volume declines related to COVID-19.

The Company has no material debt maturities until August 1, 2024. As a precautionary measure in response to the current economic uncertainty from COVID-19, the Company drew down most of the available liquidity on its revolving credit facility during the second half of March 2020. As of June 30, 2020, the Company had total gross outstanding borrowings, primarily under its syndicated and secured credit facility, of $1,121.2 million as well as $322.5 million of cash on hand.  The additional borrowings under the revolver did not negatively impact the Company’s leverage ratio (net debt divided by adjusted EBITDA) as the incremental debt is offset by a corresponding increase in available cash.  As of June 30, 2020, the Company’s total net debt was $798.7 million, and its net debt divided by its trailing twelve months pro forma adjusted EBITDA was approximately 3.7 to 1. The Company’s leverage ratio, as defined under its bank agreement, was approximately 3.1 to 1 as of June 30, 2020 compared to a maximum permitted leverage of 4.25 to 1. Based on current projections, including multiple forecasted scenarios of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

Non-GAAP and Pro Forma Measures

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, and pro forma net sales, net (loss) income attributable to Quaker Houghton, EBITDA, adjusted EBITDA, and adjusted EBITDA margin. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results and pro forma information are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net (loss) income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on (loss) income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income (loss) plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on (loss) income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net (loss) income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to the full year 2020 expected adjusted EBITDA and other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating income (loss)	$2,238	$20,531	$(10,206)	$40,360
Fair value step up of inventory sold	226	—	226	—
Houghton combination, integration and other acquisition-related expenses (a)	8,253	4,604	16,529	9,087
Restructuring and related charges	486	—	2,202	—
Customer bankruptcy costs	—	—	463	—
Charges related to the settlement of a non-core equipment sale	—	384	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Non-GAAP operating income	$11,203	$25,519	$47,214	$49,831
Non-GAAP operating margin (%)	3.9%	12.4%	7.1%	11.9%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to Quaker Chemical Corporation	$(7,735)	$15,591	$(36,116)	$29,435
Depreciation and amortization (b)	21,158	4,843	42,742	9,702
Interest expense, net (c)	6,811	733	15,272	1,509
Taxes on (loss) income before equity in net income of associated companies (d)	3,222	4,800	(9,848)	9,729
EBITDA	$23,456	$25,967	$12,050	$50,375
Equity income in a captive insurance company	(482)	(390)	(155)	(736)
Fair value step up of inventory sold	226	—	226	—
Houghton combination, integration and other acquisition-related expenses (a)	7,963	4,604	15,766	9,087
Restructuring and related charges	486	—	2,202	—
Customer bankruptcy costs	—	—	463	—
Charges related to the settlement of a non-core equipment sale	—	384	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Pension and postretirement benefit costs, non-service components	341	895	23,866	1,791
Currency conversion impacts of hyper-inflationary economies	73	(31)	124	163
Adjusted EBITDA	$32,063	$31,429	$92,542	$61,064
Adjusted EBITDA margin (%)	11.2%	15.3%	13.9%	14.6%

Adjusted EBITDA	$32,063	$31,429	$92,542	$61,064
Less: Depreciation and amortization (b)	20,869	4,843	41,980	9,702
Less: Interest expense, net - adjusted (c)	6,811	(130)	15,272	(216)
Less: Taxes on (loss) income before equity in net income of associated companies – adjusted (d)	673	5,787	7,136	11,827

Non-GAAP net income	$3,710	$20,929	$28,154	$39,751

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders (e)	$(0.43)	$1.17	$(2.03)	$2.20
Equity income in a captive insurance company per diluted share	(0.03)	(0.03)	(0.01)	(0.06)
Fair value step up of inventory sold per diluted share	0.01	—	0.01	—
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.37	0.34	0.73	0.69
Restructuring and related charges per diluted share	0.02	—	0.09	—
Customer bankruptcy costs per diluted share	—	—	0.02	—
Charges related to the settlement of a non-core equipment sale per diluted share	—	0.02	—	0.02
Indefinite-lived intangible asset impairment per diluted share	—	—	1.65	—
Pension and postretirement benefit costs, non-service components per diluted share	0.01	0.06	0.89	0.11
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	(0.00)	0.01	0.01
Impact of certain discrete tax items per diluted share	0.25	—	0.23	—
Non-GAAP earnings per diluted share (e)	$0.21	$1.56	$1.59	$2.97

(a)	The Company recorded $0.3 million and $0.8 million of accelerated depreciation expense during the three and six months ended June 30, 2020, respectively, related to the Combination, of which $0.3 million and $0.7 million was recorded in COGS and less than $0.1 million and $0.1 million was recorded in Combination, integration and other acquisition-related expenses during the three and six months ended June 30, 2020, respectively. The amount recorded within COGS is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income (loss) to Non-GAAP operating income and GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total $0.3 million and $0.8 million for the three and six months ended June 30, 2020, respectively, is included within the caption Depreciation and amortization in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, it is excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income.

(b)	Depreciation and amortization for the three and six months ended June 30, 2020 includes $0.3 million and $0.7 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statements of Operations, attributable to the amortization of the fair value step up for Houghton’s 50% interest in a joint venture in Korea as a result of required purchase accounting.

(c)	Interest expense, net – adjusted excludes $0.9 million and $1.7 million for the three and six months ended June 30, 2019, respectively, of interest costs the Company incurred to maintain the bank commitment to finance the Combination, prior to executing the Company’s credit facility and closing the Combination on August 1, 2019.

(d)	Taxes on (loss) income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the three and six months ended June 30, 2020 which the Company does not consider core or indicative of future performance.

(e)	The Company’s calculation of GAAP and non-GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders for the three and six months ended June 30, 2020 was impacted by the 4.3 million share issuance in connection with closing the Combination.

Pro Forma Adjusted Measures and Reconciliations

The Company has provided certain unaudited pro forma financial information in this press release. The unaudited pro forma financial information is based on the historical consolidated financial statements and results of both Quaker and Houghton, and has been prepared to illustrate the effects of the Combination. The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of Quaker Houghton’s past results of operations, nor is it indicative of the future operating results of Quaker Houghton and should not be considered a substitute for the financial information presented in accordance with GAAP. The Company has not provided pro forma financial information as it relates to the acquired operating divisions of Norman Hay plc based on materiality.

The following schedules present the Company’s unaudited pro forma financial information for net sales, as well as net income (loss) attributable to Quaker Houghton and the applicable reconciliation to EBITDA and adjusted EBITDA on a pro forma non-GAAP basis (dollars in millions unless otherwise noted):

	Three months ended June 30, 2019 (a)
	Quaker	Houghton	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$206	$204	$(14)	$(5)	$390

Net income (loss) attributable to Quaker Houghton	$16	$1	$(3)	$4	$18
Depreciation and amortization	5	13	—	1	19
Interest expense, net	1	14	—	(6)	9
Taxes on income (d)	5	(1)	(1)	1	4
EBITDA *	26	28	(3)	0	50
Combination, integration and other acquisition-related expenses	5	2	—	—	6
Other addbacks (e)	1	(1)	—	—	0
Adjusted EBITDA *	$31	$29	$(3)	$0	$57
Adjusted EBITDA margin * (%)	15%	14%	24%	0%	15%

	Six months ended June 30, 2019 (a)
	Quaker	Houghton	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$417	$403	$(29)	$(11)	$781

Net income (loss) attributable to Quaker Houghton	$29	$4	$(5)	$7	$35
Depreciation and amortization	10	26	—	3	39
Interest expense, net	2	28	—	(12)	18
Taxes on income (d)	10	(5)	(1)	2	6
EBITDA *	50	54	(7)	0	97
Combination, integration and other acquisition-related expenses	9	4	—	—	13
Other addbacks (e)	2	(0)	—	—	1
Adjusted EBITDA *	$61	$57	$(7)	$0	$111
Adjusted EBITDA margin * (%)	15%	14%	24%	0%	14%

	Trailing twelve months ended June 30, 2020 (a)
	Quaker	Houghton	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$1,381	$72	$(5)	$(2)	$1,446

Net (loss) income attributable to Quaker Houghton	$(34)	$(7)	$(1)	$0	$(42)
Depreciation and amortization	78	4	—	0	83
Interest expense, net	31	5	—	(1)	35
Taxes on income (d)	(17)	4	(0)	0	(14)
EBITDA *	58	6	(1)	0	62
Combination, integration and other acquisition-related expenses	42	40	—	—	82
Gain on the sale of divested assets	—	(35)	—	—	(35)
Fair value step up of inventory sold	12	—	—	—	12
Pension and postretirement benefit costs, non-service components	25	(0)	—	—	25
Indefinite-lived intangible asset impairment	38	—	—	—	38
Restructuring and related charges	29	—	—	—	29
Other addbacks (e)	1	0	—	—	1
Adjusted EBITDA *	$205	$11	$(1)	$0	$214
Adjusted EBITDA margin * (%)	15%	15%	24%	0%	15%

* Certain amounts may not calculate due to rounding, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (%) as well as the total pro forma financial results as presented for combined Quaker Houghton

(a)	Results for both the three and six months ended June 30, 2019, include Quaker’s historical results, while Houghton reflects its stand-alone results. Results for the trailing twelve months ended June 30, 2020 include eleven months of Houghton’s operations post-closing of the Combination, while Houghton reflects one month of results for the period from July 1, 2019 through July 31, 2019. Pro forma results for the three and six months ended June 30, 2020 have not been presented above because the actual results for Quaker Houghton as presented in this press release are the applicable comparative results.

(b)	Divestitures includes the elimination of results associated with divested product lines.

(c)	Other includes: (i) additional depreciation and amortization expense based on the initial estimates of fair value step up and estimated useful lives of depreciable fixed assets, definite-lived intangible assets and investment in associated companies acquired; (ii) adoption of required accounting guidance and alignment of related accounting policies; (iii) elimination of transactions between Quaker and Houghton; and (iv) an adjustment to interest expense, net, to reflect the impact of the new financing and capital structure of the combined Company.

(d)	Taxes on income related to the Divestiture and Other reflect each tax effected at the U.S. tax rate of 21%.

(e)	Other addbacks includes: (i) Equity income in a captive insurance company; (ii) Currency conversion impacts of hyper-inflationary economies; (iii) affiliate management fees; (iv) insurance insolvency recoveries; (v) customer bankruptcy costs; (vi) charges related to the settlement of a non-core equipment sale; (vii) other non-recurring miscellaneous charges; and (viii) for both the three and six months ended June 30, 2019, pension and postretirement benefit costs, non-service components.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, or financial condition and expectations regarding our liquidity position and our continued compliance with the terms of the Company’s credit facility on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination, the impacts on our business as a result of the COVID-19 pandemic and any projected global economic rebound or anticipated positive results due to Company actions taken in response to the pandemic, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, industrial equipment, and durable goods manufacturers. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus, the effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, and governmental programs implemented to assist businesses impacted by the COVID-19 pandemic. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of the combined company as well as other acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions in the second half of 2020 are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2020, as well as in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its second quarter performance is scheduled for August 6, 2020 at 7:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,500 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$286,040	$205,869	$664,601	$417,079

Cost of goods sold	188,654	130,708	433,364	266,151

Gross profit	97,386	75,161	231,237	150,928
%	34.0%	36.5%	34.8%	36.2%

Selling, general and administrative expenses	86,667	50,026	185,368	101,481
Indefinite-lived intangible asset impairment	-	-	38,000	-
Restructuring and related charges	486	-	2,202	-
Combination, integration and other acquisition-related expenses	7,995	4,604	15,873	9,087

Operating income (loss)	2,238	20,531	(10,206)	40,360
%	0.8%	10.0%	-1.5%	9.7%

Other (expense) income, net	(993)	43	(22,168)	(592)
Interest expense, net	(6,811)	(733)	(15,272)	(1,509)
(Loss) income before taxes and equity in net income of associated companies	(5,566)	19,841	(47,646)	38,259

Taxes on (loss) income before equity in net income of associated companies	3,222	4,800	(9,848)	9,729
(Loss) income before equity in net income of associated companies	(8,788)	15,041	(37,798)	28,530

Equity in net income of associated companies	1,066	608	1,732	1,019

Net (loss) income	(7,722)	15,649	(36,066)	29,549

Less: Net income attributable to noncontrolling interest	13	58	50	114

Net (loss) income attributable to Quaker Chemical Corporation	$(7,735)	$15,591	$(36,116)	$29,435
%	-2.7%	7.6%	-5.4%	7.1%

Share and per share data:
Basic weighted average common shares outstanding	17,697,496	13,304,248	17,685,010	13,297,953
Diluted weighted average common shares outstanding	17,697,496	13,352,255	17,685,010	13,345,315

Net (loss) income attributable to Quaker Chemical Corporation common shareholders - basic	$(0.43)	$1.17	$(2.03)	$2.21
Net (loss) income attributable to Quaker Chemical Corporation common shareholders - diluted	$(0.43)	$1.17	$(2.03)	$2.20

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2020	2019
ASSETS

Current assets
Cash and cash equivalents	$322,497	$123,524
Accounts receivable, net	300,027	375,982
Inventories, net	173,867	174,950
Prepaid expenses and other current assets	52,847	41,516
Total current assets	849,238	715,972

Property, plant and equipment, net	188,413	213,469
Right of use lease assets	40,517	42,905
Goodwill	604,649	607,205
Other intangible assets, net	1,044,516	1,121,765
Investments in associated companies	87,865	93,822
Deferred tax assets	12,362	14,745
Other non-current assets	43,966	40,433
Total assets	$2,871,526	$2,850,316

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$38,217	$38,332
Accounts and other payables	130,334	170,929
Accrued compensation	22,689	45,620
Accrued restructuring	10,432	18,043
Other current liabilities	81,019	87,010
Total current liabilities	282,691	359,934

Long-term debt	1,070,306	882,437
Long-term lease liabilities	28,908	31,273
Deferred tax liabilities	196,669	211,094
Other non-current liabilities	125,611	123,212
Total liabilities	1,704,185	1,607,950

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2020 - 17,799,606 shares; 2019 - 17,735,162 shares	17,800	17,735
Capital in excess of par value	896,108	888,218
Retained earnings	362,265	412,979
Accumulated other comprehensive loss	(109,264)	(78,170)
Total Quaker shareholders' equity	1,166,909	1,240,762
Noncontrolling interest	432	1,604
Total equity	1,167,341	1,242,366
Total liabilities and equity	$2,871,526	$2,850,316

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(36,066)	$29,549
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred issuance costs	2,375	70
Depreciation and amortization	42,079	9,702
Equity in undistributed earnings of associated companies, net of dividends	3,219	1,658
Acquisition-related fair value adjustments related to inventory	229	-
Deferred compensation, deferred taxes and other, net	(22,033)	(7,141)
Share-based compensation	7,673	1,672
Loss (gain) on disposal of property, plant, equipment and other assets	81	(39)
Insurance settlement realized	(542)	(306)
Indefinite-lived intangible asset impairment	38,000	-
Combination and other acquisition-related expenses, net of payments	1,860	399
Restructuring and related charges	2,202	-
Pension and other postretirement benefits	18,784	(21)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	61,659	(7,893)
Inventories	(3,689)	(257)
Prepaid expenses and other current assets	(2,849)	(2,039)
Change in restructuring liabilities	(9,592)	-
Accounts payable and accrued liabilities	(58,728)	(2,945)
Net cash provided by operating activities	44,662	22,409

Cash flows from investing activities
Investments in property, plant and equipment	(7,534)	(5,544)
Payments related to acquisitions, net of cash acquired	(3,132)	(500)
Proceeds from disposition of assets	11	70
Insurance settlement interest earned	37	131
Net cash used in investing activities	(10,618)	(5,843)

Cash flows from financing activities
Payments of term loan debt	(18,702)	-
Borrowings (repayments) on revolving credit facilities, net	205,500	(24,034)
Repayments on other debt, net	(684)	(6)
Dividends paid	(13,662)	(9,868)
Stock options exercised, other	(1,923)	(1,374)
Purchase of noncontrolling interest in affiliates	(1,047)	-
Distributions to noncontrolling affiliate shareholders	(751)	-
Net cash provided by (used in) financing activities	168,731	(35,282)

Effect of foreign exchange rate changes on cash	(4,575)	749

Net increase (decrease) in cash, cash equivalents and restricted cash	198,200	(17,967)
Cash, cash equivalents and restricted cash at the beginning of the period	143,555	124,425
Cash, cash equivalents and restricted cash at the end of the period	$341,755	$106,458